                                                          UNITED STATES
                                          SECURITIES AND EXCHANGE COMMISSION
                                                     Washington, D.C.  20549

                                                          SCHEDULE 13D

                                  Under the Securities Exchange Act of 1934
                                                      (Amendment No. 2)


                                                        Munsingwear, Inc.
                                                        (Name of Issuer)

                                   Common Stock, par value $0.01 per share
                                        (Title of Class of Securities)

                                                            62632010
                                                         (CUSIP Number)

                                                        Arnold M. Amster
                                                        767 Fifth Avenue
                                                    New York, New York 10153
                                                         (212) 664-4500

(Name, Address and Telephone Number of Person Authorized to Receive
 Notices and Communications)

                                                     June 19, 1995
                     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /

Check the following box if a fee is being paid with this statement / /.
 (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                      (continued on the following pages)

                                                      (Page 1 of 11 pages)


                                                          SCHEDULE 13D
CUSIP No. 62632010                                             Page 2 of 11
1      NAME OF REPORTING PERSONS                           Arnold M. Amster
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  Intentionally
                                                              Omitted

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                            (b) / /
3      SEC USE ONLY

4      SOURCE OF FUNDS*                                  PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(D) OR 2(E)                                       / /

6      CITIZENSHIP OR PLACE OF ORGANIZATION              United States


NUMBER OF              7        SOLE VOTING POWER        46,500
SHARES
BENEFICIALLY           8        SHARED VOTING POWER      161,700
OWNED BY
EACH                   9        SOLE DISPOSITIVE POWER   46,500
REPORTING
PERSON WITH            10       SHARED DISPOSITIVE POWER 161,700

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT
          PERSON                                         161,700

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                          / /

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.98%

14        TYPE OF REPORTING PERSON*                       IN



                                                          SCHEDULE 13D
CUSIP No. 6232010                                          Page 3 of 11
1         NAME OF REPORTING PERSONS                        Peggy J. Amster
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE       Intentionally
          PERSONS                                          Omitted

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                              (b) / /
3         SEC USE ONLY

4         SOURCE OF FUNDS*                                    PF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(D) OR 2(E)                                 / /

6         CITIZENSHIP OR PLACE OF ORGANIZATION            United States

NUMBER OF         7         SOLE VOTING POWER             26,100
SHARES
BENEFICIALLY      8         SHARED VOTING POWER           0
OWNED BY
EACH              9         SOLE DISPOSITIVE POWER        26,100
REPORTING
PERSON WITH       10        SHARED DISPOSITIVE POWER      0

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                         26,100

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                         / /

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   1.29%

14        TYPE OF REPORTING PERSON*                      IN



                                                          SCHEDULE 13D
CUSIP No. 62632010                                    Page 4 of 11

1         NAME OF REPORTING PERSONS                   Peggy J. Amster, as
          S.S. or I.R.S. IDENTIFICATION NO. OF        custodian for Wendy
          ABOVE PERSONS                               Amster
                                                      Intentionally Omitted

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                               (b) / /
3         SEC USE ONLY

4         SOURCE OF FUNDS*                                     PF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(D) OR 2(E)                         / /

6         CITIZENSHIP OR PLACE OF ORGANIZATION             United States

NUMBER OF            7         SOLE VOTING POWER           0
SHARES
BENEFICIALLY         8         SHARED VOTING POWER         5,000
OWNED BY
EACH                 9         SOLE DISPOSITIVE POWER      0
REPORTING
PERSON WITH          10        SHARED DISPOSITIVE POWER    5,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                         / /

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11).24%

14        TYPE OF REPORTING PERSON*                       IN



                                                          SCHEDULE 13D
CUSIP No. 62632010                                        Page 5 of 11
1         NAME OF REPORTING PERSONS                       Robert M. Boyar
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE      Intentionally
          PERSONS                                         Omitted

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                             (b) / /

3         SEC USE ONLY

4         SOURCE OF FUNDS*                                    PF

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(D) OR 2(E)                                 / /

6         CITIZENSHIP OR PLACE OF ORGANIZATION               United States

NUMBER OF          7         SOLE VOTING POWER               6,400
SHARES
BENEFICIALLY       8         SHARED VOTING POWER             0
OWNED BY
EACH               9         SOLE DISPOSITIVE POWER          6,400
REPORTING
PERSON WITH        10        SHARED DISPOSITIVE POWER        0

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                             6,400

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                           / /

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .31%

14        TYPE OF REPORTING PERSON*                            IN



                                                          SCHEDULE 13D
CUSIP No. 62632010                                     Page 6 of 11
1         NAME OF REPORTING PERSONS                    Trust for benefit of
          S.S. or I.R.S. IDENTIFICATION OF             Peggy J. Amster
          ABOVE PERSONS                                Intentionally Omitted

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                            (b) / /

3         SEC USE ONLY

4         SOURCE OF FUNDS*                                   OO

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(D) OR 2(E)                       / /

6         CITIZENSHIP OR PLACE OF ORGANIZATION              United States

NUMBER OF        7         SOLE VOTING POWER                0
SHARES
BENEFICIALLY     8         SHARED VOTING POWER              2,000
OWNED BY
EACH             9         SOLE DISPOSITIVE POWER           0
REPORTING
PERSON WITH      10        SHARED DISPOSITIVE POWER         2,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                            2,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                / /

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    .09%

14        TYPE OF REPORTING PERSON*                             OO



                                                      SCHEDULE 13D
CUSIP No. 62632010                                    Page 7 of 11
1         NAME OF REPORTING PERSONS                   Trust for benefit of
                                                      Linda Preuss
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE  Intentionally Omitted
          PERSONS

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                             (b) / /

3         SEC USE ONLY

4         SOURCE OF FUNDS*                                   OO

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(D) OR 2(E)                      / /

6         CITIZENSHIP OR PLACE OF ORGANIZATION             United States

NUMBER OF           7         SOLE VOTING POWER            0
SHARES
BENEFICIALLY        8         SHARED VOTING POWER          2,000
OWNED BY
EACH                9         SOLE DISPOSITIVE POWER       0
REPORTING
PERSON WITH         10        SHARED DISPOSITIVE POWER     2,000

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                           2,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                         / /

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .09%

14        TYPE OF REPORTING PERSON*                          OO



                                                          SCHEDULE 13D
CUSIP No. 62632010                                     Page 8 of 11

1         NAME OF REPORTING PERSONS                    Flex Holding Corp.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE   Intentionally Omitted
          PERSONS

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                             (b) / /

3         SEC USE ONLY

4         SOURCE OF FUNDS*                                    WC

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(D) OR 2(E)                              / /

6         CITIZENSHIP OR PLACE OF ORGANIZATION               United States

NUMBER OF         7         SOLE VOTING POWER                85,100
SHARES
BENEFICIALLY      8         SHARED VOTING POWER              0
OWNED BY
EACH              9         SOLE DISPOSITIVE POWER           85,100
REPORTING
PERSON WITH       10        SHARED DISPOSITIVE POWER         0
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                             85,100

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                           / /

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.2%

14        TYPE OF REPORTING PERSON*                        CO



Item 3.             Source and Amount of Funds or Other Consideration

       The response to Item 3 is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

       The source and amount of funds (excluding commissions) used by each of the Reporting Persons to acquire the shares of the Common Stock reported in Item 5 below was as follows:

Name                   Amount                     Source of Funds

Arnold M. Amster      $349,525.06                 personal funds*
Peggy J. Amster       $164,135.00                 personal funds*
Peggy J. Amster,
  as custodian for
  Wendy Amster        $37,812.50                  personal funds
Robert M. Boyar       $50,599.00                  personal funds
Trust for the benefit
  of Peggy J. Amster  $14,100.00                  trust funds
Trust for the benefit
 of Linda Preuss      $14,100.00                  trust funds
Flex Holding Corp.    $672,230.00                 working capital*

- --------------------------
*The shares of Common Stock owned by Arnold M. Amster, Peggy J. Amster, and Flex Holding Corp. were purchased in their respective brokerage margin accounts on customary margin terms.


Item 5.             Interest in Securities of the Issuer

   (a) The response to Item 5(a) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

        The ownership by the Reporting Persons of shares of Common Stock and the percentage of the outstanding shares of Common Stock represented thereby is as follows:




Name                Number of Shares             Percentage
Arnold M. Amster    46,500 (1)                   2.29% (1)

Peggy J. Amster     26,100 (2)                   1.29% (2)

Peggy J. Amster,
  as custodian for
  Wendy Amster       5,000                         .2%

Robert M. Boyar
     6,400                         .3%

Trust for the benefit
  of Peggy J. Amster 2,000                         .1%

Trust for the benefit
  of Linda Preuss    2,000                         .1%

Flex Holding Corp.   85,100                       4.2%

- -------------------
(1) Excludes shares of Common Stock owned by the other Reporting Persons. Arnold M. Amster shares voting and dispositive power with respect to the shares of Common Stock owned by: Peggy J. Amster; Peggy J. Amster, as custodian for Wendy Amster; Trust for the benefit of Peggy J.
    Amster; Trust for the benefit of Linda Preuss; and Flex Holding Corp. Accordingly, Arnold M. Amster may be deemed to be the beneficial owner of all of the 161,700 shares owned by the Reporting Persons (other than Robert M. Boyar), representing 7.98% of the outstanding shares of
    Common Stock.  Arnold M. Amster disclaims beneficial ownership of any of the shares of Common Stock owned by the other Reporting Persons.

(2) Includes shares of Common Stock owned by Peggy J. Amster, as custodian for Wendy Amster, as to which shares Peggy J. Amster disclaims beneficial ownership.

    (c) The response to Item 5(c) is hereby amended by adding the following thereto.

        Set forth below is certain information concerning all transactions in the Common Stock in which the Reporting Persons have engaged during the past 60 days:


Name of
Reporting
  Person            Date    Number of Shares  Bought/Sold  Price per Share
Arnold M. Amster  05/24/95       600            Bought       $7.75
                  05/26/95     1,000            Bought       $7.875
                  05/26/95       100            Bought       $7.75
                  05/30/95       900            Bought       $7.75
                  06/01/95     1,000            Bought       $7.75

Peggy J. Amster   05/24/95       200            Bought       $7.75
                  05/30/95       600            Bought       $7.75
                  05/31/95     2,500            Bought       $8.00
                  06/02/95     1,000            Bought       $8,00
                  06/06/95       700            Bought       $7.875
                  06/07/95     1,300            Bought       $7.875
                  06/12/95       500            Bought       $7.75
                  06/19/95     1,000            Bought       $8.00
                  06/19/95     2,500            Bought       $8.00

Flex Holding Corp.05/23/95     5,000            Bought       $7.50
                  05/24/95       300            Bought       $7.75
                  05/24/95     2,800            Bought       $7.625
                  05/25/95     1,000            Bought       $7.75
                  06/12/95       400            Bought       $7.75
                  06/15/95       200            Bought       $8.00
                  06/19/95       500            Bought       $7.875
                  06/19/95     1,000            Bought       $8.00
                  06/19/95     1,000            Bought       $8.00



All of such transactions were effected on the New York Stock Exchange.


                                                            Signature

          The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this statement is true, complete and correct.



June 19, 1995      /s/ Arnold M. Amster
                  Arnold M. Amster


                 /s/ Peggy J. Amster*
                 Peggy J. Amster


                /s/ Peggy J. Amster*
               Peggy J. Amster, as custodian for Wendy Amster


               /s/ Robert M. Boyar*
               Robert M. Boyar


               TRUST FOR THE BENEFIT OF
             PEGGY J. AMSTER


              By /s/ Arnold M. Amster
             Arnold M. Amster, Trustee


            TRUST FOR THE BENEFIT OF
              LINDA PREUSS

            By /s/ Arnold M. Amster
           Arnold M. Amster, Trustee


            FLEX HOLDING CORP.


            By /s/ Arnold M. Amster
            Arnold M. Amster,
           Chairman of the Board


          * By Arnold M. Amster
           Attorney-in-fact

          /s/ Arnold M. Amster
          Arnold M. Amster
